SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                      ----------------------------------

                                 FORM 8-K/A#1

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  October 31, 1995



                              KNIGHT-RIDDER, INC.
------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)


FLORIDA                               1-7553                 No.  38-0723657
------------------------------------------------------------------------------
(State or other jurisdiction        (Commission              (IRS Employer
of incorporation)                   File Number)           Identification No.)


ONE HERALD PLAZA, MIAMI, FLORIDA                                 33132
------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code          (305) 376-3800
                                                            --------------

                     NOT APPLICABLE
------------------------------------------------------------------------------
(Former name or former address, if changed since last report.)

Item 7.   Financial Statements and Exhibits.
          ---------------------------------

          (a) Financial Statements of Business Acquired. The following financial statements of Lesher Communications, Inc., now known as Contra Costa Newspapers, Inc. ("Lesher") are filed herewith on the pages subsequent hereto:

           (i)  Independent Auditors Report;

                Balance Sheet at December 25, 1994;

                Statement of Income for the year ended December 25, 1994;

                Statement of Changes in Stockholders' Investment for the year ended December 25, 1994;

                Statement of Cash Flows for the year ended December 25, 1994;
                and

                Notes to Financial Statements at and for the year ended December 25, 1994.

           (ii) Independent Accountants' Review Report;

                Balance Sheet at October 1, 1995;

                Statements of Income for the three months and nine months ended October 1, 1995;

                Statement of Cash Flows for the nine months ended October 1, 1995; and

                Notes to Financial Statements at and for the nine months ended October 1, 1995.

          (b) Pro forma Financial Information. The following pro forma financial information (unaudited) filed herewith on the pages subsequent hereto gives effect to the acquisition of Lesher by Knight-Ridder, Inc. on October 31, 1995:

                Pro Forma Condensed Consolidated Balance Sheet as of September 24, 1995 and Notes thereto; and

                Pro Forma Condensed Consolidated Statements of Income for the twelve month and nine month periods ended December 25, 1994 and September 24, 1995 and Notes thereto.

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                   KNIGHT-RIDDER, INC.
                                   ------------------------------
                                   (Registrant)


Dated:  December 18, 1995          By:  /s/  Ross Jones
                                   ------------------------------

                                   Ross Jones
                                   Senior Vice President and
                                   Chief Financial Officer

                           BLANDING BOYER & ROCKWELL
                         Certified Public Accountants


                         INDEPENDENT AUDITORS' REPORT
                         -----------------------------



To the Stockholders
 Lesher Communications, Inc.

     We have audited the accompanying balance sheet of Lesher Communications, Inc. as of December 25, 1994, and the related statements of income, changes in stockholders' investment, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lesher Communications, Inc. at December 25, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As a consequence of the sale of business more fully described in Note 10, certain reclassifications and disclosure modifications have been applied to the previously issued 1994 financial statements to conform with the financial reporting requirements of the buyer.


                              Blanding, Boyer & Rockwell


                              Blanding, Boyer & Rockwell



Walnut Creek, California
March 5, 1995 (except for Notes 8, 10 and 11, as to which the date is November 1, 1995).

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------














                             FINANCIAL STATEMENTS
                             ---------------------


                     FOR THE YEAR ENDED DECEMBER 25, 1994
                     ------------------------------------







                           BLANDING BOYER & ROCKWELL
                         Certified Public Accountants

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                                 BALANCE SHEET
                                 -------------

                               DECEMBER 25, 1994
                               -----------------

                                ASSETS (Note 5)
                                ---------------

                      (See independent auditors' report.)


CURRENT ASSETS:
 Cash and equivalents (Note 1)                   $  1,008,296
 Accounts receivable (Note 1):
  Trade, net of allowance for bad
   debts of $392,584                               11,328,840
  Other                                               203,985
 Advances to stockholders (Note 3)                     14,075
 Inventories (Note 1)                               1,200,512
 Refundable income taxes                              188,014
 Prepaid pension (Note 7)                           2,386,403
 Prepaid insurance                                    231,148
 Unamortized loan fees (Notes 1 and 10)             1,063,690
 Prepaid expenses                                     299,298
                                                  -----------

       Total current assets                        17,924,261
                                                  -----------

PROPERTY, PLANT AND EQUIPMENT, net of
 accumulated depreciation
 (Notes 1 and 4)                                   61,479,065
                                                  -----------

OTHER ASSETS:
 Notes receivable                                     220,955
 Goodwill (Notes 1 and 2)                           1,281,179
 Deposits and other (Note 3)                          498,556
                                                 ------------

       Total other assets                           2,000,690
                                                 ------------

                                                 $ 81,404,016
                                                 ============

                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                                 BALANCE SHEET
                                 -------------

                               DECEMBER 25, 1994
                               -----------------

                   LIABILITIES AND STOCKHOLDERS' INVESTMENT
                   ----------------------------------------

                      (See independent auditors' report.)


CURRENT LIABILITIES:
 Current portion of long-term debt (Note 5)           $  5,278,812
 Accounts payable                                        2,662,653
 Accrued payroll and related liabilities                 3,848,490
 Other accrued expenses                                    977,245
 Unearned income, principally subscriptions
  paid in advance                                        3,037,635
                                                      ------------

          Total current liabilities                     15,804,835
                                                      ------------

LONG-TERM DEBT, net of current portion shown
 above (Note 5)                                         50,528,812
                                                      ------------

DEFERRED INCOME TAXES (Note 1)                             227,500
                                                      ------------

COMMITMENTS AND CONTINGENCIES (Notes 3 and 6)

STOCKHOLDERS' INVESTMENT:
 Capital stock
  Authorized       -  50,000 shares
  Issued           -  20,000 shares
  Outstanding      -  18,127 shares (Notes 2 and 10)     9,896,456
 Retained earnings -  unappropriated (Notes 1 and 2)     4,946,413
                                                      ------------

          Total stockholders' investment                14,842,869
                                                      ------------

                                                      $ 81,404,016
                                                      ------------

                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                              STATEMENT OF INCOME
                              -------------------

                     FOR THE YEAR ENDED DECEMBER 25, 1994
                     ------------------------------------
                      (See independent auditors' report.)

REVENUES:
 Advertising                               $  64,405,247
 Circulation                                  12,141,952
 Preprints                                    13,362,118
 Commercial printing                           4,942,544
 Other                                           810,409
                                           -------------

               Total revenues                 95,662,270
                                           -------------

COST AND EXPENSES:
 Administration                               21,139,315
 Advertising                                   8,412,616
 Circulation                                  14,034,085
 Editorial                                    12,255,172
 Mechanical and other                         24,394,406
                                           -------------

               Total costs and expenses       80,235,594
                                           -------------

 INCOME FROM OPERATIONS                       15,426,676
                                           -------------

OTHER INCOME (EXPENSE):
 Interest income                                  93,067
 Gain (loss) on disposition of property
   and equipment                                (293,950)
 Interest expense (Note 5)                    (3,284,414)
 Litigation settlement                           (25,000)
 Other                                            19,688
                                           -------------

 Total other income (expense)                 (3,490,609)
                                           -------------

 INCOME BEFORE INCOME TAXES                   11,936,067
                                           -------------

PROVISION FOR INCOME TAXES (Note 1)
 Current                                         165,109
 Deferred (benefit)                              (68,000)
                                           -------------
                                                  97,109
                                           -------------
NET INCOME                                 $  11,838,958
                                           =============

EARNINGS PER SHARE, based upon average
 shares outstanding of 17,402              $      680.32
                                           =============


                  See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

               STATEMENT OF CHANGES IN STOCKHOLDERS' INVESTMENT
               ------------------------------------------------

                     FOR THE YEAR ENDED DECEMBER 25, 1994
                     ------------------------------------

                      (See independent auditors' report.)


                                  Capital Stock                            Total
                                  -------------          Retained      Stockholders
                                 Shares     Amount       Earnings       Investment
                                 ------    -------       --------      ------------

Balance, December 26, 1993       17,922   $1,000,000    $ 33,166,739   $ 34,166,739

Shares redeemed for cash
 (Note 10)                       (1,847)         -       (24,235,837)   (24,235,837)

Merger with affiliates
 (Notes 2 and 10)                 2,052   $8,896,456      (5,474,429)     3,422,027

Net income                          -            -        11,838,958     11,838,958

Dividends paid in cash
 $547.47 per share (Note 10)        -            -        (9,527,134)    (9,527,134)

Dividends paid in property
 $47.23 per share                   -            -          (821,884)      (821,884)

                                -------   ----------    ------------   ------------

Balance, December 25, 1994       18,127   $9,896,456    $  4,946,413   $ 14,842,869
                                =======   ==========    ============   ============

                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                     FOR THE YEAR ENDED DECEMBER 25, 1994
                     ------------------------------------

                      (See independent auditors' report.)


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                            $  11,838,958
 Items not using (providing) cash:
   Deferred income taxes (Note 1)                            (68,000)
   Depreciation (Note 1)                                   5,068,995
   Amortization (Note 1)                                      12,726
   Bad debts                                                  70,883
   Loss (gain) on disposition of property
     and equipment                                           293,950
 Changes in operating assets and liabilities
  (Note 9)                                                   765,009
                                                       -------------

Net cash flows from operating activities                  17,982,521
                                                       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from disposition of property
  and equipment                                                6,752
 Collections on notes receivable                                 705
 Capital expenditures                                    (10,045,866)
 Merger with affiliates (Note 2)                           1,481,813
                                                       -------------

Net cash flows from investing activities                  (8,556,596)
                                                       -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt                             66,750,000
 Long-term debt repayments                               (42,931,537)
 Redemption of capital stock                             (24,235,837)
 Dividends paid in cash                                   (9,527,134)
                                                       -------------

Net cash flows from financing activities                  (9,944,508)
                                                       -------------

NET (DECREASE) IN CASH                                      (518,583)

CASH AND EQUIVALENTS
 Beginning of year                                         1,526,879
                                                       -------------

 End of year                                           $   1,008,296
                                                       =============

                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               DECEMBER 25, 1994
                               -----------------
                      (See independent auditors' report.)



NOTE 1 - OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND CONCENTRATIONS
         OF RISK:
-----------------------------------------------------------------------

     Lesher Communications, Inc. publishes daily and weekly newspapers in Northern California. The Company uses a 52-53 week year, with its year ending on the last Sunday in December.

     Financial instruments which potentially subject the Company to concentrations of risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. Such investments exceed the FDIC insurance limit throughout the year. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large customer base representing many industries.

     The Company's significant accounting policies include the following:

     Cash and equivalents - Temporary investments in highly liquid money market instruments with maturities of three months or less are presented as cash equivalents.

     Inventories - Inventories, principally newsprint, are stated at the lower of cost or market with cost determined using the last-in, first-out (LIFO) method. If inventories had been valued at the lower of first-in, first-out (FIFO) cost or market method, inventories at December 25, 1994 would have been approximately $1,324,000.

NOTE 1 - OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND CONCENTRATIONS OF RISK: Continued
-----------------------------------------------------------------------

     Property, plant and equipment - Additions and improvements are capitalized. Replacements, maintenance or repairs which do not improve or extend the life of the respective assets are expensed as incurred. When assets are retired or disposed of, the related cost and accumulated depreciation are removed from the respective accounts. The gain or loss on items traded is applied to the property accounts and that of items disposed of is reflected in income. Depreciation is provided using straight line and accelerated methods for financial reporting and accelerated methods for income tax purposes. The Company capitalizes interest expense as part of the cost of major construction projects.
     The California franchise tax basis of these assets as of December 25, 1994 was $45,127,325.

     Loan fees - The loan fees incurred during the negotiation of a term loan with the bank in July 1994 were capitalized and being amortized over the life of the loan. The accumulated amortization as of December 25, 1994 was $125,519.

     Goodwill - The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill which arose from the acquisition of companies before 1971, is not being amortized because in the opinion of management, there has been no diminution in value. Goodwill arising from subsequent acquisitions is amortized on the straight line basis over forty years. The accumulated amortization as of December 25, 1994 is $125,519. The Company evaluates the recoverability of goodwill based on nondiscounted cash flows and operating income for the acquired companies.

     Income taxes - Since electing S corporation status in 1987, income taxes are the responsibility of the corporate shareholders. Substantially all retained earnings are related to accumulations prior to the dates on which the S-election became effective. The Company is responsible for California franchise taxes currently payable based on taxable income. Cash payment for such taxes aggregated $215,000 in 1994.

     In 1993, the Company adopted Statement of Financial Accounting Standards
     (SFAS) 109 "Accounting for Income Taxes." This asset and liability method requires the recognition of deferred taxes for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. The deferred tax liability of $227,500 arises principally from the accumulated difference between tax and book depreciation.

NOTE 2 - MERGER WITH AFFILIATES:
-------------------------------

     During 1994, the Company merged with three affiliated newspaper publishing companies, California Delta Newspapers, Inc., Northern California Publications, Inc. and Telegraph News Publications, Inc. Shareholders of the affiliated companies received shares of Company capital stock based on the independently appraised values of the companies at the merger dates.

     This combination of affiliates has been accounted for, as proscribed by generally accepted accounting principles, using historical carrying values for assets and liabilities. Although this method of accounting is similar to the pooling of interests method, the pooling method is not applicable to this transaction since the Company merged with affiliated companies under common control. The net assets received in the business combination are summarized as follows.

          Cash and equivalents                    $1,481,813
          Other assets and liabilities - net       1,940,214
                                                  ----------
                                                  $3,422,027
                                                  ==========

     Revenues and operating results include $7,443,928 and $905,503, respectively, for the combined affiliates from their dates of combination through December 25, 1994.

NOTE 3 - RELATED PARTY TRANSACTIONS:
-----------------------------------

     Advances
     --------

     The Company advances funds from time to time to its major shareholders for certain personal expenses. The Company expects repayment of outstanding advances during 1995. No interest is being accrued on these advances.

     Commitments
     -----------

     The Company's facilities in Walnut Creek, California are leased from its principal stockholder under lease agreements which expire in 2014. Rentals under the agreements were $1,249,200. The Company is required to pay property taxes and insurance in addition to its minimum rent payments, which are as follows:

               1995                          $1,249,200
               1996                           1,249,200
               1997                           1,249,200
               1998                           1,249,200
               1999                           1,249,200
               Thereafter                    18,595,700

     Also, the Company leases facilities from unrelated entities. These leases are more fully described in Note 6.

     Deposits
     --------

     The Company has paid rental security deposits, totaling $391,900, to the principal stockholder for leased facilities.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT:
--------------------------------------

     Property, plant and equipment at December 25, 1994 includes the following:

     Machinery and equipment                         $ 66,275,518
     Land and buildings                                36,615,634
     Leasehold improvements                             1,799,563
     Office equipment                                   1,813,755
     Furniture and fixtures                             3,199,970
     Automotive equipment                                 756,752
     Progress payments on equipment and
      building under construction                       1,180,194
                                                     ------------
                                                      111,641,386
     Less - accumulated depreciation                   50,162,321
                                                     ------------
                                                     $ 61,479,065
                                                     ============

NOTE 5 - LINE OF CREDIT NOTE AND LONG-TERM DEBT:
-----------------------------------------------

     A line of credit note with Wells Fargo Bank for $12,500,000 was negotiated during July 1994. Interest is payable monthly and the note is due May 31, 1997. Management intends to refinance the line of credit when due in 1997.
The unused line of credit as of December 25, 1994 was $5,750,000. The Company also negotiated a $50,000,000 term loan during July 1994, repaying its then outstanding bank borrowings. Interest is payable monthly, and principal payments are due quarterly, with all unpaid principal and interest due on June 30, 2001.

     Interest accrues on advances from the line of credit note and the term loan at the Company's choice of a fluctuating rate to be determined by the bank based on the prime rate or at a fixed rate to be determined by the bank based on the London Interbank rate. The agreements require the Company to meet certain financial ratios and other restrictive covenants. The bank has security interests of first priority in all of the Company's assets. Further, the shareholders have pledged all outstanding shares of the Company capital stock to the bank.

     The Company's long-term debt at December 25, 1994 is comprised of the following:

     Term note - Wells Fargo Bank, due in increasing
       quarterly installments through March 2001, and
       final payment of unpaid principal and interest
       on June  30, 2001, plus interest payable
       monthly.                                            $48,750,000

     Line of credit - Wells Fargo Bank, $12,500,000
       line, interest payable monthly, and principal
       due on May 31, 1997.                                  6,750,000

-----------------------------------------------

     Note payable assumed from Telegraph News
       Publications, Inc.,  payments of $76,906 plus
       interest at prime rate, due semiannually
       through 1996.                                           307,624

                                                           -----------
                                                            55,807,624
     Less - current portion                                  5,278,812
                                                           -----------
                                                           $50,528,812
                                                           ===========

     Cash payments for interest aggregated $2,796,167 during fiscal 1994. No interest was capitalized, all interest incurred was charged to expense during the year.

     Repayments of long-term debt for the following five years are as follows:

               1995                         $ 5,278,812
               1996                           5,653,812
               1997                          12,250,000
               1998                           5,500,000
               1999                           5,625,000
               Thereafter                    21,500,000

NOTE 6 - COMMITMENTS AND CONTINGENCIES:
--------------------------------------

     The Company leases certain facilities under noncancellable operating leases extending through 1998. Rentals under these leases were $182,004 for the year ended December 25, 1994. Certain leases obligate the Company to pay property taxes and insurance in addition to its minimum rent payments, which are as follows:

               1995                            $122,023
               1996                              57,972
               1997                              25,200
               1998                              18,900

     During 1993, the Company entered into a five year operating lease for the rental of copier equipment. Under the terms of the lease, quarterly payments of $21,250 plus applicable sales tax are due through December 1997.

     During 1994, the Company entered into an operating lease for the rental of trucks. Under the lease, annual rental payments of approximately $143,000 are due through 2000.

     The Company also has future lease commitments due to a related party. These leases are more fully described in Note 3.

NOTE 7 - RETIREMENT PLANS:
-------------------------

     The Company has a defined benefit pension plan covering substantially all its full-time employees. Pension benefits are based on years of service and five consecutive years credited out of last ten years that produced the highest average. Company policy is to make the required quarterly installments and fund annually the remaining contribution recommended by the independent actuary based on economic and actuarial assumptions designed to attain adequate funding of projected benefit obligations at the expected retirement dates of the participants. Plan assets consist principally of investments in insurance contracts and in stock and bond mutual funds.

     The Company's share of net pension cost for the plan year ended December 31, 1994 included the following components. Such cost has been determined under the provisions of Financial Accounting Standard No. 87 (FAS 87), "Employer's Accounting for Pensions".

          Service cost benefits earned              $665,953
          Interest cost on projected benefit
           obligation                                755,611
          Expected return on plan assets            (765,437)
          Net amortization and deferral amounts      224,680
                                                    --------

          Net pension cost                          $880,807
                                                    ========

     The principal economic and actuarial assumptions used in accounting for the pension plan were as follows:

     Discount rate for plan obligations               8.00%
     Rate of increase in compensation levels          3.50%
     Long-term rate of return on plan assets          9.00%

-------------------------

     The funded status of the plan for the Company at December 31, 1994, was as follows:

     Actuarial present value of benefit obligations:

          Vested                                    $(10,397,746)
          Non-vested                                    (472,211)
                                                    ------------
          Accumulated benefit obligation             (10,869,957)

     Additional obligation to reflect effect of
      expected future increases in compensation
      levels                                          (1,106,798)
                                                    ------------

          Projected benefit obligation               (11,976,755)

     Less plan assets at fair value                   10,505,959

     Excess of projected benefit obligation over
      plan assets                                     (1,470,796)
                                                    ------------

     Prior service cost not yet recognized in
      pension cost                                       772,879

     Unrecognized net loss                             2,965,897

     Remaining unrecognized net asset at date of
      transition to SFAS 87                             (400,386)

     Prepaid pension cost                           $  1,867,594
                                                    ============

     In the past, the measurement date of plan assets and obligations as chosen by the Company's actuaries has not conformed with the date prescribed by SFAS 87 since the plan included the merged affiliates with different fiscal year ends. However, the financial effect of using a different pension measurement date has not been considered material in relation to the Company's financial statements taken as a whole.

-------------------------

     The Company also has a defined contribution salary deferral and profit sharing (401(k)) plan for its full-time employees. Participants can contribute, by salary deferral, amounts based on compensation up to specified limits. The Company may elect to match participant contributions on a discretionary basis. Since January 1, 1994, the Company has matched 50
percent of the first 7 percent contributed by the participants.   All plan
contributions vest when funded. Company contributions are charged to operations currently and funded monthly. The Company's share of salary deferral and profit sharing plan expense for the year ended December 25, 1994 was $517,172.

NOTE 8  - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:
-----------------------------------------------------

     The Company has a defined postemployment benefit plan that provides medical insurance coverages for eligible retirees and dependents. Employees who are either 55 years old with twenty years of service or 65 years old and their spouses are eligible for participation. Effective December 26, 1994, the beginning of fiscal year 1995, the Company adopted the provisions of Statement of Financial Accounting Standards Number 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires recognition of the estimated cost of postretirement benefits during the active working careers of the participants. Previously such benefits were expensed when paid.

     Under the provisions of SFAS 106, the projected future cost of providing postretirement benefits, such as health care insurance, must be recognized as an expense as employees render services prior to their retirement.

     The Company and its actuaries are accumulating the necessary data and expect to apply the new standard in the first quarter of fiscal 1995. Based on preliminary estimates, the cumulative effect of this accounting change is expected to be approximately $9,800,000, before related income tax effects.

NOTE 9 - CASH FLOW INFORMATION:
------------------------------

     A summary of changes in operating assets and liabilities for the year ended December 25, 1994 is as follows:

     Accounts receivable - trade                           $ (411,737)
     Accounts receivable - other                             (167,491)
     Inter-company receivables (Note 2)                       184,822
     Advances to stockholders                               1,855,616
     Inventories                                             (558,266)
     Refundable income taxes                                  (49,891)
     Prepaid expenses                                      (1,426,810)
     Deposits and other                                       (44,310)
     Accounts payable                                         323,718
     Accrued payroll and related liabilities                  153,568
     Other accrued expenses                                   205,538
     Unearned subscriptions                                   700,252
                                                           ----------

     Changes in operating assets and liabilities           $  765,009
                                                           ==========

NOTE 10 - SUBSEQUENT EVENTS:
---------------------------

     During the fiscal year ended December 25, 1994, the Company redeemed certain stock to pay for the estate taxes as provided by Section 303 of the Internal Revenue Code. The redemption price was initially based on an estimated stock value. Subsequent to the issuance of the 1994 financial statements, the Internal Revenue Service redetermined the fair market value of the stock. Consequently, this assessment resulted in a decrease in the actual number of shares of stock redeemed. In addition, approximately $4 million previously classified as cash dividend has been restated and presented as part of the stock as redemption in the accompanying financial statements.

     On October 31, 1995, the stockholders of the Company sold all of their stock to Knight-Ridder, Inc. for $360,000,000 cash, subject to certain agreed upon adjustments pursuant to a stock purchase agreement dated August 28, 1995. Since the bank loans were repaid concurrently with the sale, the related unamortized loan fees were charged to expense during 1995. A prepayment penalty of $871,000 was incurred in connection with the 1995 repayment.

     Also concurrent with the sale described above, the lease agreements with the related parties have been cancelled, and the leased facilities have been purchased by the Company for $15,500,000.

     During the fiscal year ended December 31, 1995, the Company has reasons to believe that certain real property held as of December 25, 1994 might have potential environmental exit costs. Under the purchase agreement described above, this property was transferred to the stockholders upon the sale of the Company's stock. Accordingly, the stockholders are to be responsible for such costs, if any.

NOTE 11 - QUARTERLY OPERATIONS:
------------------------------

     The Company's largest source of revenue, retail advertising, is seasonal and tends to fluctuate with retail markets served. Historically, retail advertising is higher in the second and fourth quarters. General advertising, while, not as seasonal as retail, is lower during the summer months. Classified advertising revenue has in the past been a reflection of overall economy and has not been significantly affected by seasonal trends. The following table summarizes the Company's results of operations (in thousands, except, per share data).

                                                      Quarter
                                    ----------------------------------------
                                     First      Second     Third     Fourth
                                    --------   -------    -------   --------

Operating revenue                   $20,102    $22,366    $24,088   $29,106

Operating income                      2,086      3,870      3,369     6,102


Net income per Common share of
 stock                                93.22     193.36     121.45    272.29

Dividends declared and paid per
 share in:

Cash                                  28.21      97.69     388.13     33.44

Property                                  -          -      47.23         -

                           BLANDING BOYER & ROCKWELL
                         Certified Public Accountants


                    INDEPENDENT ACCOUNTANTS' REVIEW REPORT
                    --------------------------------------



To the Stockholders
 Lesher Communications, Inc.

     We have reviewed the accompanying balance sheet of Lesher Communications, Inc. as of October 1, 1995, the statements of income for the three month and nine month periods then ended, and the statement of cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the financial statements, the Company changed its method of accounting for postretirement benefits other than pensions in 1995. Further, as described in Note 7, all of the Company stock was sold by the stockholders to Knight-Ridder, Inc. on October 31, 1995.


                              Blanding, Boyer & Rockwell


                              Blanding, Boyer & Rockwell



Walnut Creek, California
November 2, 1995

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------























                             FINANCIAL STATEMENTS
                             --------------------

                                   UNAUDITED
                                   ---------

              FOR THE THREE AND NINE MONTHS ENDED OCTOBER 1, 1995
              ---------------------------------------------------


                          LESHER COMMUNICATIONS, INC.
                          ---------------------------



                                 BALANCE SHEET
                                 -------------

                                October 1, 1995
                                ---------------

                                   UNAUDITED
                                   ---------

                 (See independent accountants' review report.)

ASSETS
-------

CURRENT ASSETS:
  Cash and equivalents                                      $  2,748,650
  Accounts receivable:
     Trade, net of allowance for bad debts of $247,739         9,847,714
     Other                                                       186,310
  Current portion of notes receivable (Note 2)                   805,047
  Advances to stockholders                                        13,818
  Inventories                                                    765,417
  Refundable income taxes (Note 6)                               140,720
  Prepaid pension (Note 4)                                     1,918,393
  Prepaid insurance                                              256,349
  Unamortized loan fees (Note 7)                                 940,957
  Prepaid expenses                                                51,024
                                                            ------------
          Total current assets                                17,674,399
                                                            ------------

PROPERTY, PLANT AND EQUIPMENT                                106,664,138
  Less accumulated depreciation                               50,454,194
                                                            ------------
                                                              56,209,944
                                                            ------------
OTHER ASSETS:
  Notes receivable, net of current portion shown
   above (Note 2)                                              2,986,740
  Goodwill                                                     1,267,840
  Deposits and other                                             527,789
                                                            ------------

          Total other assets                                   4,782,369
                                                            ------------

                                                            $ 78,666,712
                                                            ============

                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                                 BALANCE SHEET
                                 -------------

                                OCTOBER 1, 1995
                                ---------------

                                   UNAUDITED
                                   ---------

                 (See independent accountants' review report.)

LIABILITIES AND STOCKHOLDERS' INVESTMENT
----------------------------------------

CURRENT LIABILITIES:
 Current portion of long-term debt                          $  5,500,000
 Accounts payable                                              2,134,560
 Accrued payroll and related liabilities                       3,315,837
 Other accrued expenses                                          581,349
 Unearned income, principally subscriptions paid in
  advance                                                      3,144,255
                                                            ------------
Total current liabilities                                     14,676,001
                                                            ------------

LONG-TERM DEBT, net of current portion shown above
 (Note 7)                                                     47,750,000

DEFERRED INCOME TAXES (Note 6)                                   108,200


POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
 (Note 3)                                                     10,872,229


COMMITMENTS AND CONTINGENCIES (Note 7)


STOCKHOLDERS' INVESTMENT (Note 7):
 Capital stock
     Authorized  -   50,000 shares
     Issued      -   20,000 shares
     Outstanding -   18,000 shares                             9,896,456
     Retained earnings (deficiency)                           (4,636,174)
                                                            ------------
     Total stockholders' investment                            5,260,282
                                                            $ 78,666,712
                                                            ------------

                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                             STATEMENTS OF INCOME
                             --------------------

                                  (UNAUDITED)
                                  -----------

                                OCTOBER 1, 1995
                                ---------------
                 (See independent accountants' review report.)

                                              THREE MONTHS      NINE MONTHS
                                                  ENDED            ENDED
                                              -------------    -----------

REVENUES:
  Advertising                                 $ 17,370,594    $ 52,686,747
  Circulation                                    3,612,418      10,971,197
  Preprints                                      3,393,082      10,695,199
  Commercial printing                            1,981,280       6,475,148
  Other                                            335,755         919,594
                                              ------------    ------------
Total revenues                                  26,693,129      81,747,885
                                              ------------    ------------

COSTS AND EXPENSES:
  Administration                                 6,134,845      18,532,953
  Advertising                                    2,191,626       6,633,392
  Circulation                                    3,858,856      12,141,598
  Editorial                                      3,945,171      11,597,863
  Mechanical and other                           8,086,669      24,130,116
                                              ------------    ------------
Total costs and expenses                        24,217,167      73,035,922
                                              ------------    ------------
INCOME FROM OPERATIONS                           2,475,962       8,711,963
                                              ------------    ------------
OTHER INCOME (EXPENSE):
Interest income                                     27,747          53,345
  Gain on dispositions of property and
  equipment (Note 2)                             2,507,127       2,491,274
  Interest expense                              (1,227,178)     (3,993,450)
                                              ------------    ------------
Total other income (expense)                     1,307,696      (1,448,831)
                                              ------------    ------------

INCOME BEFORE INCOME TAXES                       3,783,658       7,263,132
                                              ------------    ------------

PROVISION FOR INCOME TAXES (Note 6)
  Current (benefit)                                (11,140)         68,198
  Deferred                                           9,475          28,424
                                              ------------    ------------
                                                    (1,665)         96,622
                                              ------------    ------------

INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLES
  ($209.55 and $396.73 per share)                3,785,323       7,166,510

CUMULATIVE EFFECT OF ACCOUNTING CHANGE -
  Postretirement benefits other than
  pensions, less related deferred income
  tax benefits of $147,724 (Note 3)
  ($0 and ($537.01) per share)                           -      (9,700,536)
                                              ------------    ------------

NET INCOME (LOSS) ($209.55 and ($140.28)
  per share)                                  $  3,785,323    $ (2,534,026)
                                              ============    ============

                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                                   UNAUDITED
                                   ---------

                   FOR THE NINE MONTHS ENDED OCTOBER 1, 1995
                   -----------------------------------------
                 (See independent accountants' review report.)


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                   $ (2,534,026)
 Items not using (providing) cash:
   Cumulative effect of change in accounting
     principles (Note 3)                                       9,700,536
   Deferred income taxes                                          28,424
   Depreciation                                                3,873,010
   Amortization                                                   13,339
   Bad debts                                                    (33,143)
   Gain on dispositions of property and equipment            (2,491,274)
   Postretirement benefits other than pensions
     (Note 3)                                                 1,023,969
 Changes in operating assets and liabilities
     (Note 5)                                                   459,854
                                                            -----------
              Net cash flows from operating activities       10,040,689
                                                            -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from dispositions of property
   and equipment                                              2,285,696
 Collections on notes receivable                                280,983
 Capital expenditures                                        (1,414,641)
                                                            -----------
               Net cash flows from investing activities       1,152,038
                                                            -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt                                14,250,000
 Long-term debt repayments                                  (16,653,812)
 Redemption of capital stock                                 (1,657,217)
 Dividends paid in cash ($298.46 per share)                  (5,391,344)
                                                            -----------

               Net cash flows from financing activities      (9,452,373)
                                                            -----------

NET INCREASE IN CASH AND EQUIVALENTS                          1,740,354

CASH AND EQUIVALENTS
 Beginning of year                                            1,008,296
                                                            -----------
 End of period                                              $ 2,748,650
                                                            ===========


                      See notes to financial statements.

                          LESHER COMMUNICATIONS, INC.
                          ---------------------------

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                     -------------------------------------

                                OCTOBER 1, 1995
                                ---------------

                                   UNAUDITED
                                   ---------



NOTE 1 - BASIS OF PRESENTATION:
------------------------------

     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended October 1, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995. For further information, refer to the financial statements and footnotes thereto in the Company's annual audited financial statements for the year ended December 25, 1994.

NOTE 2 - SALE OF AFFILIATES:
---------------------------

     In the third quarter of fiscal year 1995, the Company sold two of their affiliated newspaper publishing companies, Northern California Publications and Telegraph News Publications, which were merged with the Company in 1994. Such sales increased notes receivable by approximately $3,572,000. Proceeds from these sales were distributed to the stockholders of the Company concurrent with the sale of all their stock to Knight-Ridder, Inc. as described in Note 7, which follows.

NOTE 3 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:
----------------------------------------------------

     The Company has a defined postretirement benefit plan that provides medical insurance coverage for eligible retirees and dependents. Employees who are either 55 years old with twenty years of service or 65 years old and their spouses are eligible for participation. Effective December 26, 1994, the beginning of the 1995 fiscal year, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This new standard requires recognition of the estimated cost of postretirement benefits during the active working careers of the participants. Previously, such benefits were expensed as paid. The cumulative effect of this immediate recognition basis was to reduce retained earnings by $9,700,536 ($9,848,260 before related deferred income tax benefits of $147,724). This obligation was recognized in the Company's financial statements at the beginning of fiscal year 1995. Such obligation was based on the Company's existing plan actuarial assumptions. This obligation was calculated by Knight-Ridder, Inc., the buyer of the Company's stock as described in Note 7 which follows.

     The following tables set forth the plan's funded status at December 26, 1994, the first day of fiscal 1995.

     Accumulated postretirement benefit obligations:

     Retirees and beneficiaries                             $2,644,624
     Other active participants                               7,203,636
                                                            ----------
                                                             9,848,260
     Plans assets                                                -
                                                            ----------
     Accumulated obligation in excess of plan assets         9,848,260
     Unrecognized net gain (loss)                                -
                                                            ----------
     Accrued postretirement benefit cost                    $9,848,260
                                                            ==========

NOTE 3 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:
----------------------------------------------------

     The components of the net postretirement benefit expense for the nine months ended October 1, 1995, exclusive of the effect of the adjustment arising from the accounting change referred to above, is as follows:

     Service cost                                           $  436,761
     Interest cost                                             656,603
     Net amortization and deferral                                -
                                                            ----------

     Postretirement benefit cost                            $1,093,364
                                                            ==========

     The principal actuarial assumptions to calculate the accumulated postretirement benefit obligation were as follows:

     Discount rate                                                8.5%
     Return on plan assets                                        8.5%
     Annual rate of increase in salaries                          4.5%
     Health care cost trend rate for participants:
          Projected                                              11.0%
          Reducing to this percentage in 2001 and thereafter      5.5%

NOTE 4 - RETIREMENT PLAN:
------------------------

     The Company has a defined benefit pension plan covering substantially all of its full time employees. In connection with the sale of all the Company's stock to Knight-Ridder, Inc., as described in Note 7, certain actuarial assumptions were changed effective January 1, 1995, the plan anniversary date. The discount rate was increased to 8.5% from 8.0%. The expected compensation growth rate was increased to 5.0% from 3.5%. In addition, due to the sale of corporate affiliates, see Note 2, a remeasurement of plan liabilities is required according to Financial Accounting Standard No. 87. The plan liabilities were remeasured using a 7.5% discount rate. The effect of these changes resulted in an increase in the projected benefit obligation of $5,467,000. Such changes resulted in an increase of $410,800 in pension expense for the nine month period ended October 1, 1995.

NOTE 5 - CASH FLOW INFORMATION:
------------------------------

     A summary of changes in operating assets and liabilities for the nine months ended October 1, 1995 is as follows:

     Accounts receivable - trade                           $   735,911
     Accounts receivable - other                                15,383
     Advances to stockholders                                      257
     Inventories                                               274,117
     Refundable income taxes                                    47,294
     Prepaid expenses                                          805,348
     Deposits and other                                        (34,583)
     Accounts payable                                         (697,694)
     Accrued payroll and related liabilities                  (535,616)
     Other accrued expenses                                   (470,242)
     Unearned subscriptions                                    319,679
                                                           -----------
     Changes in operating assets and liabilities           $   459,854
                                                           ===========

NOTE 6 - INCOME  TAXES:
----------------------

     Since electing S corporation status in 1987, income taxes are the responsibility of the corporate shareholders. The Company is responsible for California franchise taxes currently payable based on taxable income. Deferred state franchise taxes are provided for temporary differences between income reported in the Company's financial statements and in its California franchise tax returns. Cash payments for such taxes aggregated $125,000 for the nine months ended October 1, 1995.

     Upon the sale of the Company's stock, as described in Note 7, which follows, both parties to the agreement will make a tax election to have the transfer treated as a sale of assets. The effect of this election will be to trigger a deemed liquidation of all the assets to the Company's current shareholders. Although such shareholders will bear most of the income taxes related to the sale, the deemed liquidation will cause certain income taxes to be paid by the Company. These income taxes arise principally from the "built-in" C corporation gains related to a 1994 merger with its commonly controlled affiliates and are expected to aggregate approximately $15 million. Further, additional California franchise taxes will become payable because the deemed liquidation triggers gain recognition from the excess of the fair market value of the Company's assets over its tax basis in those assets.

     Thereafter, the Company will no longer be taxed as an S Corporation. Such income tax obligations have not been reflected in the accompanying interim financial statements.

NOTE 7 - SUBSEQUENT EVENTS:
--------------------------

     On October 31, 1995, the stockholders of the Company sold all of their stock to Knight-Ridder, Inc. for $360,000,000 cash, subject to certain agreed upon adjustments pursuant to a stock purchase agreement dated August 28, 1995. Since certain bank loans are to be repaid concurrently with the sale, the related unamortized loan fees will be charged to expense in the fourth quarter of 1995. A prepayment penalty of $871,000 will also be incurred.

     Also, concurrent with the sale described above, the lease agreements with the related parties will be cancelled and the leased facilities will be purchased by the Company for $15,500,000.

     During fiscal year 1995, the Company has reason to believe that certain real property held as of December 25, 1994 might have potential environmental exit costs. Under the purchase agreement described above, this property was transferred to the stockholders upon the sale of the Company's stock. Accordingly, the stockholders are to be responsible for such costs, if any.

                              KNIGHT-RIDDER, INC.
                     PRO FORMA FINANCIAL DATA (UNAUDITED)


The following pro forma unaudited condensed consolidated financial statements present the pro forma financial position at September 24, 1995 for Knight-Ridder, Inc. ("Knight-Ridder") and at October 1, 1995 for Contra Costa Newspapers, Inc., formerly known as Lesher Communications, Inc. ("Lesher"), and the pro forma results of operations for the three quarters in the periods then ended, along with the results of operations for the year ended
December 25, 1994. These pro forma financial statements give effect to the acquisition of Lesher by Knight-Ridder as if such acquisition had occurred at the beginning of each period for purposes of the condensed consolidated statements of income and as if such acquisition had occurred at the end of the period for purposes of the condensed consolidated balance sheets.

These pro forma unaudited condensed consolidated financial statements do not purport to represent what Knight-Ridder's actual results of operations would have been had the acquisition occurred at the beginning of the periods and may not be indicative of Knight-Ridder's financial position or operating results for any future periods.

The pro forma adjustments are based upon currently available information. The assumptions underlying the calculation of the pro forma adjustments are deemed appropriate under the circumstances. The Lesher acquisition agreement provides for a purchase price adjustment. The amount of such purchase price adjustment is yet to be determined. These pro forma financial statements do not reflect any such adjustments which Knight-Ridder believes could reduce the purchase price. These pro forma unaudited condensed consolidated financial statements should be read in conjunction with Knight-Ridder's Consolidated Financial Statements and the Notes thereto for the year ended December 25, 1994 along with Management's Discussion and Analysis of Operations, which are included in Knight-Ridder's Form 10-K covering such year and for the quarter ended September 24, 1995 along with Management's Discussion and Analysis of Operations, which are included in Knight-Ridder's Form 10-Q covering such period.

Knight-Ridder, Inc.
Pro Forma Condensed Consolidated Balance Sheets (unaudited)
(In Thousands of Dollars)

                                         Knight-
                                       Ridder Inc.       Lesher
                                       September 24    October 1      Pro Forma     Adjusted
                                           1995           1995       Adjustments    Pro Forma
                                      -------------   -----------    -----------    ---------
ASSETS
 Cash & equivalents including
  short-term cash investments         $   17,653       $  2,749       $                 20,402
 Accounts receivable                     310,470          9,848                        320,318
 Inventories                              63,357            765       $    622  A       64,744
 Other current assets                     87,541          4,313           (704) B
                                                                          (941) C
                                                                        (1,920) A       88,289
                                      ----------       --------       ---------     ----------
      Total Current Assets               479,021         17,675         (2,943)        493,753
                                      ----------       --------       ---------     ----------
 Investments and Other Assets            549,803          3,514         (2,987) B      550,330
 Property, Plant and Equipment,
  Net                                    813,469         56,210         33,571  A
                                                                        (7,489) B      895,761
 Goodwill and Other Intangible
  Assets                                 685,635          1,268         22,650  A
                                                                       255,582  D      965,135
                                      ----------       --------       --------      ----------
      Total Assets                    $2,527,928       $ 78,667       $298,384      $2,904,979
                                      ==========       ========       ========      ==========

LIABILITIES AND SHAREHOLDERS'
EQUITY
 Short-term borrowings & current
  portion of long-term debt                               5,500         (5,500) C
 Other current liabilities               427,843          9,176         15,000  A
                                                                         1,500  A      453,519
                                      ----------       --------       --------      ----------
     Total Current Liabilities           427,843         14,676         11,000         453,519
                                      ----------       --------       --------      ----------
 Long-term debt                          593,479         47,750        (47,750) C
                                                                       335,933  C      929,412
 Other noncurrent liabilities            417,022         10,980          4,570  A
                                                                          (108) A      432,464
                                      ----------       --------       --------      ----------
     Total Noncurrent Liabilities      1,010,501         58,730        292,645       1,361,876
                                      ----------       --------       --------      ----------
 Minority interest in consolidated
  subsidiaries                               859                                           859

SHAREHOLDERS' EQUITY
 Common Stock                              1,015          9,896         (9,896) E        1,015
 Additional capital                      297,674                                       297,674
 Retained earnings (deficit)             767,812         (4,635)         4,635  E      767,812
 Unrealized gains on investments          22,224                                        22,224
                                      ----------       --------       --------      ----------
      Total Shareholders' Equity       1,088,725          5,261         (5,261)      1,088,725
                                      ----------       --------       --------      ----------
      Total                           $2,527,928       $ 78,667       $298,384      $2,904,979
                                      ==========       ========       ========      ==========
See accompanying notes.


Knight-Ridder, Inc.
Pro Forma Condensed Consolidated Statements of Income (unaudited)
(In Thousands of Dollars, except Per Share Data)

                                        Knight-
                                      Ridder Inc.       Lesher
                                        For the        For the
                                         Three          Three
                                       Quarters       Quarters
                                         Ended          Ended
                                      September 24    October 1     Pro Forma     Adjusted
                                          1995           1995      Adjustments    Pro Forma
                                     ------------   ------------   -----------   ----------

OPERATING REVENUE
 Newspaper Division                  $1,618,834      $ 81,748                    $1,700,582
 Business Information Services          381,214                                     381,214
                                     ----------      --------       --------     ----------
       Total Operating Revenue        2,000,048        81,748                     2,081,796
                                     ----------      --------       --------     ----------
OPERATING COSTS
 Labor and employee benefits            823,608        37,346                       860,954
 Newsprint, ink and supplements         314,077        19,511       $  (390) A      333,198
 Other operating costs                  575,483        12,293                       587,776
 Depreciation and amortization          112,078         3,886          (120) A
                                                                      2,520  B
                                                                      4,790  C
                                                                      1,130  C      124,284
                                     ----------      --------       -------      ----------
       Total Operating Costs          1,825,246        73,036         7,930       1,906,212
                                     ----------      --------       -------      ----------
OPERATING INCOME                        174,802         8,712        (7,930)        175,584
                                     ----------      --------       -------      ----------

OTHER INCOME (EXPENSE)
 Interest expense                       (37,804)       (3,993)      (12,700) D      (54,497)
 Interest expense capitalized             1,107                                       1,107
 Interest income                          6,655            53                         6,708
 Other, net                              91,522         2,491                        94,013
                                     ----------      --------       -------      ----------
      Total                              61,480        (1,449)      (12,700)         47,331
                                     ----------      --------       -------      ----------
 Income before income taxes             236,282         7,263       (20,630)        222,915
                                     ----------      --------       -------      ----------
 Income taxes                            99,899            96        (5,347) E       94,648
                                     ----------      --------       -------      ----------
INCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE                              136,383         7,167       (15,283)        128,267

Cumulative effect of change in
 accounting principle                    (7,320)       (9,701)                      (17,021)
                                     ----------      --------       --------     ----------
      Net Income (loss)              $  129,063       ($2,534)      ($15,283)    $  111,246
                                     ==========      ========       ========     ==========
EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE

 Income before cumulative effect
  of change in account principle          $2.71                                       $2.54

 Cumulative effect of change in
  accounting principle                    (0.15)                                      (0.34)
                                     ----------                                  ----------

 Net Income                               $2.56                                       $2.20
                                     ----------                                  ----------
AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING           50,453                                      50,453
                                     ==========                                  ==========

 See accompanying notes.

Knight-Ridder, Inc.
Pro Forma Condensed Consolidated
  Statements of Income (unaudited)
For the year ended December 25, 1994
(In Thousands of Dollars, except Per Share Data)

                                    Knight-                     Pro Forma    Adjusted
                                  Ridder Inc.       Lesher     Adjustments   Pro Forma
                                 ------------    ----------   -----------   ---------

OPERATING REVENUE
 Newspaper Division               $2,134,922      $ 95,662                   $2,230,584
 Business Information Services       514,039                                    514,039
                                  ----------      --------     --------     ----------
      Total Operating Revenue      2,648,961        95,662                    2,744,623
                                  ----------      --------     --------     ----------

OPERATING COSTS
 Labor and employee benefits       1,089,417        41,337                    1,130,754
 Newsprint, ink and supplements      335,902        17,877     $   (230) A      353,549
 Other operating costs               743,054        15,939                      758,993
 Depreciation and amortization       149,327         5,082        3,360  B
                                                                  6,390  C
                                                                  1,510  C      165,669
                                  ----------      --------     --------      ----------
      Total Operating Costs        2,317,700        80,235       11,030       2,408,965
                                  ----------      --------     --------      ----------
      OPERATING INCOME               331,261        15,427      (11,030)        335,658
                                  ----------      --------     --------      ----------

OTHER INCOME (EXPENSE)
 Interest expense                    (44,585)       (3,284)     (16,800) D      (64,669)
 Interest expense capitalized            474                                        474
 Interest income                       6,070            93                        6,163
 Others, net                          (3,150)         (299)                      (3,449)
                                  ----------      --------      --------     ----------
      Total                          (41,191)       (3,490)      (16,800)       (61,481)
                                  ----------      --------      --------     ----------
 Income (loss) before income taxes   290,070        11,937       (27,830)      $274,177
 Income taxes                        119,170            97        (6,357) E     112,910
                                  ----------      --------      --------     ----------
      NET INCOME (LOSS)             $170,900       $11,840      $(21,473)      $161,267
                                  ==========      ========      ========     ==========

EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE

 Net Income                            $3.15                                      $2.97
                                  ==========                                 ==========

AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING        54,275                                     54,275
                                  ==========                                 ==========


See accompanying notes.

Knight-Ridder, Inc.
Notes to Pro Forma Financial Statements (Unaudited)
(In Thousands of Dollars)


Note A-Pro Forma Adjustments
----------------------------

On October 31, 1995, Knight-Ridder completed the acquisition of Lesher. Lesher publishes four daily newspapers in contiguous Contra Costa and eastern Alameda County markets in the East Bay area of Northern California: the Contra Costa Times, West County Times, Ledger Dispatch and Valley Times. The four have combined daily and Sunday circulation of 190,000 and 206,000, respectively, Lesher also publishes several weeklies and inserts and offers commercial printing services.

The acquisition was accounted for under the purchase method. The purchase price of approximately $360,000 was allocated, based on preliminary allocations, to the estimated fair market value of tangible and intangible net assets of Lesher. The excess of the purchase price over the net assets of Lesher of approximately $255,582, has been recorded as goodwill and will be amortized on a straight line basis over forty years.

This acquisition was financed through the issuance of commercial paper with interest rates ranging from 5.64% to 5.75% and with maturities to May 3, 1996. Knight-Ridder intends to reduce these borrowings by up to $140,000 through the issuance of debt securities. These debt securities are to be issued under an indenture dated as of February 15, 1986, as subsequently supplemented, are expected to bear interest at approximately 6.25% and are expected to mature in the year 2005.

A 1/8% increase in commercial paper interest rates would result in increased annual interest costs of $425.

The pro forma condensed consolidated balance sheets at September 24, 1995 (Knight-Ridder) and October 1, 1995 (Lesher) and the related pro forma condensed consolidated statements of income for the three quarters in the periods then ended, as well as the pro forma condensed consolidated statements of income for the year ended December 25, 1994 reflect the acquisition as if it had occurred at the beginning of the period for purposes of the condensed consolidated statements of income and as if such acquisition had occurred at the end of the period for purposes of the condensed consolidated balance sheets. The pro forma adjustments are described below:

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 24, 1995

A. To adjust the net assets of Lesher to their estimated fair value based on a preliminary allocation of the purchase price, to record estimated acquisition costs of $1,500 and to record an incremental pension obligation of $4,750.

B. To eliminate assets retained by the stockholders of Lesher.

C. To reflect total borrowings of $335,933 by Knight-Ridder to fund the transaction, of which $53,250 was used to pay off existing bank debt of Lesher. Also to eliminate $941 of deferred financing costs.

D. To record a preliminary allocation of excess of purchase price over the fair value of the net assets of Lesher.

E. To eliminate Lesher's shareholders' equity accounts.


CONDENSED CONSOLIDATED STATEMENTS OF INCOME - THREE QUARTERS ENDED SEPTEMBER 24, 1995 AND THE YEAR ENDED DECEMBER 25, 1994

A. To eliminate the effects of costs calculated under the LIFO inventory method ($390 for the three quarters ended September 24, 1995 and $230 for the year ended December 25, 1994) and to eliminate $120 of amortization of deferred finance costs for the three quarters ended September 24, 1995.

B. To record increased depreciation from preliminary recording of property at its estimated fair value.

C. To record increased amortization of intangibles ($1,130 for the three quarters ended September 24, 1995 and $1,510 for the year ended December 25, 1994) and goodwill ($4,790 for the three quarters ended September 24, 1995 and $6,390 for the year ended December 25, 1994) from a preliminary allocation of the purchase price.

D. To record increased interest expense on the incremental borrowings to fund the acquisition at 6% per annum.

E. To record the combined estimated income tax effects of: (1) converting Lesher from an S Corporation tax status to a C Corporation tax status; and
   (2) to record the tax effects of the pro forma adjustments at the statutory rates.